SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2019 (April 2, 2019)

KULR TECHNOLOGY GROUP, INC.

(Exact name of the registrant as specified in its charter)

Delaware	000-55564	81-1004273
(State or other jurisdiction of	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1999 S. Bascom Ave. Suite 700. Campbell, CA 95008

(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (408) 663-5247

______________________________________________________

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14D-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 2, 2019, KULR Technology Group, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the stockholders (the “Sellers”) holding 100% of the ownership interest in TECHTOM Co., Ltd., a Japanese limited liability company (“TECHTOM”) pursuant to which the Company agreed to purchase from the Sellers, subject to the satisfaction of certain closing conditions, all ownership interests (“Ownership”) in TECHTOM and any and all claims, notes and other liabilities (collectively, the “Claims”) owed by TECHTOM to the Sellers (the “Acquisition”). Although no assurances can be made that the Acquisition will be completed, upon such Acquisition, TECHTOM would become a wholly-owned subsidiary of the Company.

Pursuant to the Purchase Agreement, the Company agreed to pay the Sellers, against delivery of all Ownership and Claims, the following aggregate acquisition price: (i) $1,750,000 cash consideration (the “Cash Consideration”); and (ii) one hundred (100) shares of the Company’s Series C Convertible Preferred Stock (“Series C Preferred”), which class of Series C Preferred is to be designated prior to the closing of the Acquisition. It is contemplated that the Series C Preferred will have, among others, the following rights, preferences and limitation: (i) a stated value of $10,000 per share; (ii) no right to receive dividends; (iii) the right to convert each share into twenty thousand shares of the Company’s common stock, which right is subject to a 4.99% beneficial ownership limitation; and (iv) the right to vote with the Company’s shareholders on an as-converted basis. The rights and preferences of the Series C Preferred are set forth in further detail in the form of Certificate of Designation attached as an exhibit to the Purchase Agreement and which description is qualified in its entirety to such exhibit, which is incorporated herein by reference.

The closing (the “Closing”) of the Acquisition is subject to the following, among others, closing conditions: (i) the Seller’s delivery of the unaudited financial statements of TECHTOM that the Company would be required to file within 75 days after the date of Closing (the “Required Financial Statements”), which Required Financial Statements shall be in the form reasonably acceptable to the Company to enable the Company’s auditors to audit or review such Required Financial Statements; (ii) the Seller’s delivery of a legal confirmation letter from the Sellers’ attorney confirming the validity and enforceability of the Purchase Agreement and the compliance with any local jurisdictional requirements and requirements of TECHTOM or the Sellers to obtain consents or waivers to complete the Acquisition; and (iii) the Company’s delivery and authorization of various employment agreements for certain TECHTOM employees. The parties may mutually agree to terminate the Purchase Agreement or either party may terminate the Purchase Agreement at any time after September 30, 2019.

Notwithstanding the Closing, in the event the Company is unable to complete the audit and review of the Required Financial Statements on or before the 74th day following the date of the Closing, the Company shall retain the right at its sole discretion to unwind the Acquisition by returning any and all transferred Ownership and Claims to the Sellers and requiring the Sellers to pay back any Cash Consideration actually paid to the Sellers and requiring the Sellers to surrender for cancellation all shares of Series C Preferred issued to the Sellers.

Pursuant to the Purchase Agreement the Sellers agreed, for a period of five years, to indemnify and hold the Company and its affiliates and assigns harmless from and against up to $350,000 of losses, liabilities, obligations, damages, costs and expenses (collectively, “Losses”) arising from any inaccuracy of representations contained in or breach of obligations set forth in the Purchase Agreement and from the conduct of TECHTOM prior to the Closing. In order to secure such indemnification obligations, the Sellers and the Company agreed to deposit, at or prior to the Closing, $350,000 (the “Escrowed Funds”) of the Cash Consideration into an escrow account, which Escrowed Funds, less any payments to cover Losses, shall be released to the Sellers according to the following schedule: (i) upon TECHTOM’s filing of its tax return for the fiscal year ending April 30, 2019, the release of $100,000, less any payment of tax liability Losses payable with the filing of such tax return, and (ii) at the one year anniversary of the date of the Closing, the release of $250,000, less any payments made to satisfy any Losses.

The foregoing descriptions of the Purchase Agreement and related transactions do not purport to be complete and are qualified in their entirety by reference to the complete text of the Purchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On April 3, 2019, the Company issued a press release announcing the entry into the Purchase Agreement.

A copy of the press release is attached herewith as Exhibit 99.1.

The information in this Item 7.01 disclosure, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section. In addition, the information in this Item 7.01 disclosure, including Exhibits 99.1, shall not be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Exhibits

Exhibit No.	Description

10.1	Securities Purchase Agreement dated April 2, 2019
99.1	Press Release dated April 3, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

KULR Technology Group, Inc.

Date:	April 3, 2019	By:	/s/ Michael Mo
Michael Mo
President & Chief Executive Officer